Exhibit 99.1
Northern Oil and Gas, Inc. Announces 2016 First Quarter Results and Borrowing Base Redetermination and Amendments under Revolving Credit Facility

WAYZATA, MINNESOTA — May 9, 2016 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) today announced 2016 first quarter results, as well as a borrowing base redetermination and amendments under its revolving credit facility.

HIGHLIGHTS

•	Production averaged 13,552 barrels of oil equivalent (“Boe”) per day, for a total of 1,233,227 Boe

•	Oil and gas sales, including cash from settled derivatives, totaled $53.8 million

•	Northern added 41 gross (3.0 net) wells to production during the first quarter

•	Capital expenditures totaled $18.1 million during the first quarter, a reduction of 59% compared to the first quarter of 2015

•	Free cash flow was used to reduce Northern’s credit facility balance by $33 million during the first quarter, to $117 million

•
On May 6, 2016, the borrowing base under Northern’s revolving credit facility was set at $350 million, providing quarter-end liquidity of $237.4 million, composed of $4.4 million in cash and $233.0 million of revolving credit facility availability

Northern’s adjusted net income for the first quarter was $0.5 million, or $0.01 per diluted share. GAAP net loss for the quarter was $126.6 million, or a loss of $2.08 per diluted share, which was impacted by a combined $127.4 million of non-cash impairment charges, losses on the mark-to-market of derivative instruments and write-off of debt issuance costs. Adjusted EBITDA for the first quarter was $36.2 million. See “Non-GAAP Financial Measures” below for additional information on these measures.

MANAGEMENT COMMENT

“Our long standing focus on capital discipline allowed Northern to reduce spending, generate free cash flow and pay down an additional $33 million of debt during the quarter,” commented Northern’s Chief Executive Officer, Michael Reger. “With our borrowing base redetermination and the improvements to our covenant requirements, we are in a strong liquidity position to continue the execution of our business plan.”

LIQUIDITY

At March 31, 2016, Northern had $117 million in outstanding borrowings under its revolving credit facility, down from $150 million at December 31, 2015. On May 6th the amended borrowing base was set at $350 million, providing quarter-end liquidity of $237.4 million, composed of $4.4 million in cash and $233.0 million of revolving credit facility availability.

In connection with the borrowing base redetermination, the credit agreement governing the revolving credit facility was amended to (i) reduce the minimum ratio of EBITDAX to interest expense that Northern will be required to maintain in future quarters, (ii) increase the interest rate on borrowings by 50 basis points and (iii) limit Northern’s ability to maintain excess cash liquidity without using it to reduce outstanding borrowings under the revolving credit facility.

HEDGING
Northern hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes Northern’s open crude oil swap derivative contracts scheduled to settle after March 31, 2016.

Contract Period	Volume (Bbls)	Weighted Average Price (per Bbl)
2016:
Q2	450,000	$90.00
Q3	450,000	$65.00
Q4	450,000	$65.00

CAPITAL EXPENDITURES & DRILLING ACTIVITY

First Quarter 2016
Capital Expenditures Incurred:
Drilling, Completion & Capitalized Workover Expense	$15.4 million
Acreage	$1.6 million
Other	$1.1 million

Net Wells Added to Production	3.0
Net Producing Wells (Period-End)	207.3

Net Wells in Process (Period-End)	7.3

Weighted Average AFE for In-Process Wells (Period End)	$7.8 million

For the first quarter, the weighted average authorization for expenditure (or AFE) cost for wells that Northern elected to participate in (consented) was $7.1 million.

GUIDANCE

Despite first quarter curtailments that reduced production by approximately 1,600 Boe per day during the quarter, Northern continues to expect 2016 total production to be down approximately 15% compared to 2015 production levels, with full year capital expenditures expected to total between $60 and $70 million. Management’s current expectations for certain 2016 operating metrics are as follows:

2016
Operating Expenses:
Production Expenses (per Boe)	$9.00 - $9.50
Production Taxes (% of Oil & Gas Sales)	10%
General and Admin. Expense (per Boe)	$3.75 - $4.25

Average Differential to NYMEX WTI	($8.00) to ($10.00)

ACREAGE

As of March 31, 2016, Northern controlled 164,894 net acres targeting the Williston Basin Bakken and Three Forks formations. During the first quarter of 2016, Northern acquired leasehold interests covering an aggregate of approximately 764 net acres, for an average cost of $1,214 per net acre. As of March 31, 2015, approximately 81% of Northern’s North Dakota acreage position, and approximately 74% of Northern’s total acreage position, was developed, held by production or held by operations.

FIRST QUARTER 2016 RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Three Months Ended March 31,
	2016	2015	% Change
Net Production:
Oil (Bbl)	1,107,989	1,328,510	(17)
Natural Gas and NGLs (Mcf)	751,424	1,202,455	(38)
Total (Boe)	1,233,227	1,528,919	(19)

Average Daily Production:
Oil (Bbl)	12,176	14,761	(18)
Natural Gas and NGL (Mcf)	8,257	13,361	(38)
Total (Boe)	13,552	16,988	(20)

Average Sales Prices:
Oil (per Bbl)	$24.61	$36.12	(32)
Effect of Gain on Settled Derivatives on Average Price (per Bbl)	22.97	30.10	(24)
Oil Net of Settled Derivatives (per Bbl)	47.58	66.22	(28)
Natural Gas and NGLs (per Mcf)	1.47	2.05	(28)
Realized Price on a Boe Basis Including all Realized Derivative Settlements	43.64	59.16	(26)

Costs and Expenses (per Boe):
Production Expenses	$9.70	$9.29	4
Production Taxes	2.24	3.54	(37)
General and Administrative Expense	3.52	2.85	24
Depletion, Depreciation, Amortization and Accretion	14.47	29.57	(51)

Net Producing Wells at Period End	207.3	192.3	8

Oil and Natural Gas Sales

In the first quarter of 2016, oil, natural gas and NGL sales decreased 44% as compared to the first quarter of 2015, driven by a 30% decrease in realized prices, excluding the effect of settled derivatives, and a 19% decrease in production. The lower average realized price in the first quarter of 2016 as compared to the same period in 2015 was principally driven by lower average NYMEX oil and gas prices, which were partially offset by a lower oil price differential. Oil price differential during the first quarter of 2016 was $9.02 per barrel, as compared to $12.45 per barrel in the first quarter of 2015.

Beginning in 2016, certain of our operators began curtailing production due to their desire to produce the wells at higher prices than currently exist. We estimate the impact from this curtailed production reduced production in the first quarter of 2016 by approximately 1,600 barrels of oil equivalent per day.

Derivative Instruments (Hedges)

Northern enters into derivative instruments to manage the price risk attributable to future oil production. Gain (loss) on derivative instruments, net is comprised of (i) cash gains and losses recognized on settled derivatives during the period, and (ii) non-cash mark-to-market gains and losses incurred on derivative instruments outstanding at period-end.

	Three Months Ended March 31,
	2016	2015
	(in millions)
Derivative Instruments (Hedges):
Cash Derivative Settlements	$25.5	$40.0
Non-Cash Mark-to-Market of Derivative Instruments	(22.0)	(14.3)
Gain on Derivative Instruments, Net	$3.5	$25.7

Northern’s average realized price (including all cash derivative settlements) received during the first quarter of 2016 was $43.64 per Boe compared to $59.16 per Boe in the first quarter of 2015. The gain on settled derivatives increased Northern’s average realized price per Boe by $20.64 in the first quarter of 2016 and by $26.16 in the first quarter of 2015.

As a result of forward oil price changes, Northern recognized a non-cash mark-to-market derivative loss of $22.0 million in the first quarter of 2016, compared to a loss of $14.3 million in the first quarter of 2015.

Production Expenses

Production expenses decreased from $14.2 million in the first quarter of 2015 to $12.0 million in the first quarter of 2016. On a per unit basis, production expenses increased 4% from the first quarter of 2015 to $9.70 per Boe in the first quarter of 2016 due to lower production levels.

Production Taxes

Northern pays production taxes based on realized crude oil and natural gas sales. These costs were $2.8 million in the first quarter of 2016 compared to $5.4 million in the first quarter of 2015. As a percentage of oil and natural gas sales, production taxes decreased to 9.8% in the first quarter of 2016 from 10.7% in the first quarter of 2015.
General and Administrative Expense

General and administrative expense was $4.3 million for the first quarter of 2016 compared to $4.4 million for the first quarter of 2015. Lower compensation expenses in the first quarter of 2016 were offset by higher legal and professional expenses.

Depletion, Depreciation, Amortization and Accretion

Depletion, depreciation, amortization and accretion (“DD&A”) was $17.8 million in the first quarter of 2016 compared to $45.2 million in the first quarter of 2015. Depletion expense, the largest component of DD&A, decreased by $27.3 million in the first quarter of 2016 as compared to the first quarter of 2015. On a per Boe basis, depletion expense was $14.35 per Boe in the first quarter of 2016 compared to $29.45 per Boe in the first quarter of 2015. The year-over-year decrease was due to the impairment of oil and gas properties, which lowered the depletable base.

Impairment of Oil and Natural Gas Properties

As a result of current low commodity prices and their effect on the proved reserve values of properties, Northern recorded a non-cash ceiling test impairment of $104.3 million in the first quarter of 2016 and $360.4 million in the first quarter of 2015. The impairment charge affected reported net income but did not reduce cash flow.

Interest Expense & Write-off of Debt Issuance Costs

Interest expense, net of capitalized interest, was $16.1 million in the first quarter of 2016 compared to $11.7 million in the first quarter of 2015. The increase in interest expense for the first quarter of 2016 as compared to the first quarter of 2015 was primarily due to a higher average cost of borrowing between periods. In May 2015, Northern closed a $200 million Senior Notes offering, and these notes bear a higher interest rate as compared to borrowings under the revolving credit facility.

During the three months ended March 31, 2016, $1.1 million of debt issuance costs were written-off as a result of the reduction in the borrowing base.

Income Tax Provision

Northern recognized no income tax benefit during the first quarter of 2016 due to a valuation allowance placed on its net deferred tax asset. This compares to an income tax benefit of $135.5 million or 37.1% in the first quarter of 2015.

Net Income

Northern recorded a net loss of $126.6 million, or a loss of $2.08 per diluted share, for the first quarter of 2016, compared to a net loss of $229.7 million, or a loss of $3.79 per diluted share, for the first quarter of 2015. The net loss in the first quarter of 2016 was impacted by the non-cash impairment of oil and natural gas properties, the valuation allowance placed on the net deferred tax asset, write-off of debt issuance costs and a non-cash loss on the mark-to-market of derivative instruments.

Non-GAAP Financial Measures

Adjusted Net Income for the first quarter of 2016 was $0.5 million (representing $0.01 per diluted share), compared to $6.0 million (representing approximately $0.10 per diluted share) for the first quarter of 2015. Northern defines Adjusted Net Income as net income excluding (i) (gain) loss on the mark-to-market of derivative instruments, (ii) write-off of debt issuance costs and, (iii) impairment of oil and natural gas properties, net of tax.

Adjusted EBITDA for the first quarter of 2016 was $36.2 million, compared to Adjusted EBITDA of $67.5 million for the first quarter of 2015. The decrease in Adjusted EBITDA is primarily due to lower realized commodity prices and lower production in the first quarter of 2016 compared to the first quarter of 2015. Northern defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization, and accretion, (iv) (gain) loss on the mark-to-market of derivative instruments, (v) non-cash share based compensation expense, (vi) write-off of debt issuance costs and (vii) impairment of oil and natural gas properties.

Adjusted Net Income and Adjusted EBITDA are non-GAAP measures. A reconciliation of these measures to the most directly comparable GAAP measure is included in the accompanying financial tables found later in this release. Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Specifically, management believes the non-GAAP results included herein provide useful information to both management and investors by excluding certain expenses and unrealized derivatives gains and losses that management believes are not indicative of Northern’s core operating results. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring Northern’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

FIRST QUARTER 2016 EARNINGS RELEASE CONFERENCE CALL

In conjunction with Northern’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Tuesday May 10, 2016 at 11:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via the company’s website, www.northernoil.com, or by phone as follows:

Dial-In Number: (855) 638-5677 (US/Canada) and (262) 912-4762 (International)
Conference ID: 1179256 - Northern Oil and Gas, Inc. First Quarter 2016 Earnings Call
Replay Dial-In Number: (855) 859-2056 (US/Canada) and (404) 537-3406 (International)
Replay Access Code: 1179256 - Replay will be available through May 17, 2016

UPCOMING CONFERENCE SCHEDULE

2016 Global Energy and Power Executive Conference
June 6 – 7, 2016, New York, NY
EnerCom’s The Oil & Gas Conference 21
August 14 – 18, 2016, Denver, CO

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control.

CONTACT:

Brandon Elliott, CFA
Executive Vice President
Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

SOURCE Northern Oil and Gas, Inc.

NORTHERN OIL AND GAS, INC.
CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015
(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
REVENUES
Oil and Gas Sales	$28,367,341	$50,454,148
Gain on Derivative Instruments, Net	3,463,883	25,663,283
Other Revenue	5,012	7,207
Total Revenues	31,836,236	76,124,638

OPERATING EXPENSES
Production Expenses	11,959,260	14,199,090
Production Taxes	2,766,899	5,413,108
General and Administrative Expense	4,337,402	4,352,806
Depletion, Depreciation, Amortization and Accretion	17,846,089	45,213,039
Impairment of Oil and Natural Gas Properties	104,311,122	360,428,962
Total Expenses	141,220,772	429,607,005

LOSS FROM OPERATIONS	(109,384,536)	(353,482,367)

OTHER INCOME (EXPENSE)
Interest Expense, Net of Capitalization	(16,098,682)	(11,736,547)
Write-off of Debt Issuance Costs	(1,089,507)	—
Other Income (Expense)	6,971	342
Total Other Income (Expense)	(17,181,218)	(11,736,205)

LOSS BEFORE INCOME TAXES	(126,565,754)	(365,218,572)

INCOME TAX PROVISION (BENEFIT)	—	(135,480,000)

NET LOSS	$(126,565,754)	$(229,738,572)

Net Loss Per Common Share – Basic	$(2.08)	$(3.79)
Net Loss Per Common Share – Diluted	$(2.08)	$(3.79)
Weighted Average Shares Outstanding – Basic	60,964,029	60,556,180
Weighted Average Shares Outstanding – Diluted	60,964,029	60,556,180

NORTHERN OIL AND GAS, INC.
CONDENSED BALANCE SHEETS
MARCH 31, 2016 AND DECEMBER 31, 2015

	March 31, 2016 (unaudited)	December 31, 2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$4,388,142	$3,390,389
Trade Receivables, Net	29,704,685	51,445,026
Advances to Operators	1,650,977	1,689,879
Prepaid and Other Expenses	765,838	892,867
Derivative Instruments	42,628,541	64,611,558
Total Current Assets	79,138,183	122,029,719

Property and Equipment
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	2,360,273,521	2,336,757,089
Unproved	4,590,118	10,007,529
Other Property and Equipment	1,812,833	1,837,469
Total Property and Equipment	2,366,676,472	2,348,602,087
Less – Accumulated Depreciation, Depletion and Impairment	(1,881,317,642)	(1,759,281,704)
Total Property and Equipment, Net	485,358,830	589,320,383

Deferred Income Taxes (Note 9)	—	—
Other Noncurrent Assets, Net	8,691,724	10,080,846

Total Assets	$573,188,737	$721,430,948

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$62,860,879	$65,319,170
Accrued Expenses	5,080,643	7,893,975
Accrued Interest	18,674,412	4,713,232
Asset Retirement Obligations	194,796	188,770
Total Current Liabilities	86,810,730	78,115,147

Long-term Debt	803,121,312	835,290,329
Asset Retirement Obligations	5,761,738	5,627,586

Total Liabilities	$895,693,780	$919,033,062

Commitments and Contingencies (Note 8)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, Par Value $.001; 5,000,000 Authorized, No Shares Outstanding	—	—
Common Stock, Par Value $.001; 95,000,000 Authorized (3/31/2016 – 63,732,441 Shares Outstanding and 12/31/2015 – 63,120,384 Shares Outstanding)	63,732	63,120
Additional Paid-In Capital	441,883,231	440,221,018
Retained Earnings (Deficit)	(764,452,006)	(637,886,252)
Total Stockholders’ Equity (Deficit)	(322,505,043)	(197,602,114)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$573,188,737	$721,430,948

Reconciliation of Adjusted Net Income

	Three Months Ended March 31,
	2016	2015
Net Loss	$(126,565,754)	$(229,738,572)
Add:
Impact of Selected Items:
Loss on the Mark-to-Market of Derivative Instruments	21,983,017	14,331,367
Write-off of Debt Issuance Costs	1,089,507	—
Impairment of Oil and Natural Gas Properties	104,311,122	360,428,962
Selected Items, Before Income Taxes (Benefit)	127,383,646	374,760,329
Income Tax of Selected Items(1)	(272,729)	(139,036,082)
Selected Items, Net of Income Taxes (Benefit)	127,110,917	235,724,247

Adjusted Net Income	$545,163	$5,985,675

Weighted Average Shares Outstanding – Basic	60,964,029	60,556,180
Weighted Average Shares Outstanding – Diluted	61,543,796	60,633,200

Net Loss Per Common Share – Basic	$(2.08)	(3.79)
Add:
Impact of Selected Items, Net of Income Taxes (Benefit)	2.09	3.89
Adjusted Net Income Per Common Share – Basic	$0.01	$0.10

Net Loss Per Common Share – Diluted	$(2.06)	(3.79)
Add:
Impact of Selected Items, Net of Income Taxes (Benefit)	2.07	3.89
Adjusted Net Income Per Common Share – Diluted	$0.01	$0.10
______________

(1)
For the 2016 column, this represents a tax impact using an estimated tax rate of 35.9% and 37.1% for the three months ended March 31, 2016 and 2015, respectively.  For 2016, this column includes a $45.5 million adjustment for a change in valuation allowance for the three months ended March 31, 2016.

Reconciliation of Adjusted EBITDA

	Thee Months Ended March 31,
	2016	2015
Net Loss	$(126,565,754)	$(229,738,572)
Add:
Interest Expense	16,098,682	11,736,547
Income Tax Provision (Benefit)	—	(135,480,000)
Depreciation, Depletion, Amortization and Accretion	17,846,089	45,213,039
Impairment of Oil and Natural Gas Properties	104,311,122	360,428,962
Non-Cash Share Based Compensation	1,391,793	1,030,317
Write-off of Debt Issuance Costs	1,089,507	—
Loss on the Mark-to-Market of Derivative Instruments	21,983,017	14,331,367
Adjusted EBITDA	$36,154,456	$67,521,660